UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2013

Evolucia Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53590	98-0550703
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

  6151 Lake Osprey Drive, Third Floor, Sarasota, Florida  34240
 (Address of principal executive offices and Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 19, 2013, Evolucia Inc. (the “Company”) entered into a Master Agreement (the “Master Agreement”) with Sunovia Energy Technologies Europe Sp. z o.o. (“SETE”), an unaffiliated polish corporation, pursuant to which the parties agreed to establish a joint venture (the “JV”) for the purpose of manufacturing, marketing, selling and distributing the Company’s products within Europe.  The JV will be formed as Evolucia Europe Sp. z o.o., a Polish corporation.  Pursuant to the Master Agreement, the Company will receive 51% ownership of the JV and SETE will receive 49% ownership of the JV and the Company will appoint one of the three managers.  The JV in turn will have the ability to transfer the right to manufacture, market, sell and distribute to third parties, which may be affiliates of SETE.  In consideration for transferring the above rights to the JV, the JV is required to make a payment of USD $11,000,000 (the “JV Payment”) to the Company prior to August 31, 2013.  The Master Agreement has an initial term of 20 years but shall be terminated in the event the JV fails to make the JV Payment to the Company.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with the foregoing transactions.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Master Agreement by and between Evolucia Inc. and Sunovia Energy Technologies Europe Sp. z o.o., a Polish Corporation, dated March 19, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLUCIA INC.

Date: March 26, 2013	By:	/s/ Charles B. Rockwood
Charles B. Rockwood
Executive Vice-President and Chief Financial Officer